    As filed with the Securities and Exchange Commission on October 9, 1998

                                                          Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       MANUFACTURED HOME COMMUNITIES, INC.
       (Exact name of registrant as specified in its governing instrument)

           Maryland                              36-3857664
   (State of Organization)          (I.R.S. Employer Identification Number)

                      Two North Riverside Plaza, Suite 800
                             Chicago, Illinois 60606
                    (Address of principal executive offices)

                                  Howard Walker
                      President and Chief Executive Officer
                       Manufactured Home Communities, Inc.
                      Two North Riverside Plaza, Suite 800
                             Chicago, Illinois 60606
                     (Name and address of agent for service)

                                   Copies to:
                            Ruth Pinkham Haring, Esq.
                          ROSENBERG & LIEBENTRITT, P.C
                      Two North Riverside Plaza, Suite 1600
                             Chicago, Illinois 60606
                                 (312) 466-3612

                              Ellen Kelleher, Esq.
                  Executive Vice President and General Counsel
                       MANUFACTURED HOME COMMUNITIES, INC.
                      Two North Riverside Plaza, Suite 800
                             Chicago, Illinois 60606
                                 (312) 466-3647

         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                                 PROPOSED        PROPOSED
                                                                                 MAXIMUM          MAXIMUM
                                                                                AGGREGATE        AGGREGATE       AMOUNT OF
                      TITLE OF CLASS                           AMOUNT TO BE     PRICE PER        OFFERING       REGISTRATION
             OF SECURITIES BEING REGISTERED                     REGISTERED       SHARE(1)       PRICE (1)(2)        FEE(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share................           3,365,575       $23.00          $77,408,225     $22,836
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             (footnote on next page)

====================================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on October 7, 1998.
(2) Or the equivalent in foreign currencies based on the exchange rate at the time of sale.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This Prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where such offer or sale is unlawful.


                  SUBJECT TO COMPLETION DATED OCTOBER __, 1998

PROSPECTUS



                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED OCTOBER 9, 1998
                                3,365,575 SHARES
                       MANUFACTURED HOME COMMUNITIES, INC.
                                  COMMON STOCK

         This Prospectus relates to the offer and sale from time to time (the "Offering") by certain holders (the "Selling Stockholders"), of up to 3,365,575 of our shares of common stock, $.01 par value per share (the "Offered Stock"). We may issue the 3,365,575 shares of Offered Stock to Selling Stockholders holding up to 3,365,575 units of limited partnership interest in MHC Operating Limited Partnership ("Units"), if and to the extent that such Selling Stockholders redeem their Units and we issue them shares of Common Stock in exchange therefor. We are registering the resale of the Offered Stock as required under the terms of certain agreements between the Selling Stockholders and us. The registration of the resale of the Offered Stock does not necessarily mean that any of the shares of Offered Stock will be offered or sold by the Selling Stockholders. We will receive no proceeds of any sales of the Offered Stock, but will incur expenses in connection with the offering. See "Selling Stockholders" and "Plan of Distribution."

         Our shares of common stock, par value $.01 per share (the "Common Stock"), is listed on the New York Stock Exchange (the "NYSE") under the symbol "MHC."

         Neither the Securities and Exchange Commission nor any state securities commission has approved the offering of these shares of Offered Stock, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

         The Selling Stockholders may from time to time offer and sell all or a portion of the Offered Stock in transactions on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Offered Stock may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this Prospectus under the caption "Plan of Distribution" or in any accompanying Prospectus Supplement. The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the Offered Stock to be made directly or through agents. The Selling Stockholders and any agents or broker-dealers participating in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Offered Stock by the Selling Stockholders and any commissions received by any such agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

                The date of this Prospectus is October __, 1998.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Information contained in or incorporated by reference into this Prospectus and any accompanying Prospectus Supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. These forward-looking statements relate to, without limitation, future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements under the caption "Risk Factors" and other similar statements contained in this Prospectus or any accompanying Prospectus Supplement identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates, or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Common Stock is listed on the NYSE under the symbol "MHC". Such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Stock, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Commission maintains a "web site" that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

         a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended to date.

         b. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

         c. The Company's Current Reports on Form 8-K, filed with the Commission on June 18, 1998, and Current Reports on Form 8-K/A, filed with the Commission on February 24, 1998 and August 11, 1998.

         d. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A/A, filed on February 22, 1993.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in the Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any applicable Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

         Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to Manufactured Home Communities, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, Attention: Cynthia McHugh (telephone number:
(312) 474-1122).

         As used herein and in any accompanying Prospectus Supplement, "Company" means Manufactured Home Communities, Inc., a Maryland corporation, and one or more of its subsidiaries (including MHC Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership")) or as the context may require Manufactured Home Communities, Inc. only or the Operating Partnership only.

                                   THE COMPANY

         The Company is a fully integrated company which owns and operates manufactured home communities. The Company, a self-administered and self-managed equity real estate investment trust, is the general partner of the Operating Partnership. The Company owns all of its assets and conducts substantially all of its business through the Operating Partnership and its subsidiaries.

         The Company's executive offices are located at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, and its telephone number is (312) 474-1122.

                                  RISK FACTORS

         Set forth below are the risks that we believe are material to investors who purchase or own the Company's shares of Common Stock (which we refer to as the "Stock") or Units of limited partnership interest of the Operating Partnership, which are exchangeable on a one-for-one basis for shares of Stock or their cash equivalent. We refer to the Stock and the Units together as our "securities," and the investors who own Stock and/or Units as our "securityholders."

OUR PERFORMANCE AND STOCK VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY

         GENERAL. If our assets do not generate income sufficient to pay our expenses, service our debt and maintain our properties, we may not be able to make expected distributions to our securityholders. Several factors may adversely affect the economic performance and value of our portfolio of manufactured home community properties (the "Properties"). These factors include changes in the national, regional and local economic climate, local conditions such as an oversupply of manufactured home sites or a reduction in demand for manufactured home sites in the area, the attractiveness of our properties to tenants, competition from other available manufactured home communities and alternative forms of housing (such as apartment buildings and site-built single family homes). Our performance also depends on our ability to collect rent from tenants and pay maintenance, insurance and other operating costs (including real estate taxes), which could increase over time. The expenses of owning and operating a property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take the property. In addition, interest rate levels, the availability of financing, changes in laws and governmental regulations (including those governing usage, zoning and taxes) may adversely affect our financial condition.

         NEW ACQUISITIONS MAY FAIL TO PERFORM AS EXPECTED AND COMPETITION FOR ACQUISITIONS MAY RESULT IN INCREASED PRICES FOR PROPERTIES. We intend to continue to acquire manufactured home community properties. Newly acquired properties may fail to perform as expected. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position. Additionally, we expect that other real estate investors with significant capital will compete with us for attractive investment opportunities. These competitors include publicly traded REITs, private REITs and other types of investors. This competition has increased prices for manufactured home community properties. We expect to acquire properties with cash from secured or unsecured financings and proceeds from offerings of equity or debt. We may not be in a position or have the opportunity in the future to make suitable property acquisitions on favorable terms.

         BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and ability to service debt and make distributions to our securityholders.

         SOME POTENTIAL LOSSES ARE NOT COVERED BY INSURANCE. We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, certain types of losses, such as lease and other contract claims, that generally are not insured. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

DEBT FINANCING, FINANCIAL COVENANTS AND DEGREE OF LEVERAGE COULD ADVERSELY AFFECT OUR ECONOMIC PERFORMANCE

         SCHEDULED DEBT PAYMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Our business is subject to risks normally associated with debt financing. Cash flow could be insufficient to pay distributions at expected levels and meet required payments of principal and interest. We may not be able to refinance existing indebtedness (which in virtually all cases requires substantial principal payments at maturity) and, if we can, the terms of such refinancing might not be as favorable as the terms of existing indebtedness. The total principal amount of our outstanding indebtedness was $745 million as of June 30, 1998. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing (such as the possible reluctance of lenders to make commercial real estate loans) result in higher interest rates, increased interest expense would adversely affect cash flow and our ability to service debt and make distributions to securityholders.

         FINANCIAL COVENANTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose on the property, resulting in loss of income and asset value. The mortgages on our properties contain customary negative covenants which, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property, and to discontinue insurance coverage. In addition, our credit facilities contain certain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to assets ratios, secured debt to total assets ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

         OUR DEGREE OF LEVERAGE COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING. Our Debt to Market Capitalization Ratio (total debt as a percentage of total debt plus the market value of the outstanding Common Stock and Units) is approximately 49% as of June 30, 1998. The degree of leverage could have important consequences to securityholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business of the economy generally.

STOCKHOLDERS' ABILITY TO EFFECT CHANGES IN CONTROL OF THE COMPANY IS LIMITED

         PROVISIONS OF OUR CHARTER AND BYLAWS COULD INHIBIT CHANGES IN CONTROL. Certain provisions of our Charter and Bylaws may delay or prevent a change in control of the Company or other transaction that could provide our stockholders with a premium over the then-prevailing market price of their Stock or which might otherwise be in the best interest of our securityholders. These include a staggered Board of Directors and the Ownership Limit described below. Also, any future series of preferred stock may have certain voting provisions that could delay or prevent a change of control or other transaction that might involve a premium price or otherwise be good for our securityholders.

         WE COULD ADOPT MARYLAND LAW LIMITATIONS ON CHANGES IN CONTROL. Certain provisions of Maryland law prohibit "business combinations" (including certain issuances of equity securities) with any person who beneficially owns ten percent or more of the voting power of outstanding Stock, or with an affiliate of the Company who, at any time within the two-year period prior to the date in question, was the owner of ten percent or more of the voting power of the outstanding voting Stock (an "Interested Stockholder"), or with an affiliate of an Interested Stockholder. These prohibitions last for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. After the five-year period, a business combination with an Interested Stockholder must be approved by two super-majority stockholder votes unless, among other conditions, our common stockholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares of common stock. The Board of Directors has exempted from these provisions under the Maryland law any business combination with Mr. Zell, certain holders of Units who received them at the time of the Company's initial public offering, the General Motors Hourly Rate Employes Pension Trust and the General Motors Salaried Employes Pension Trust, which we sometimes refer to as the "GM Trusts", our officers and the officer of Realty Systems, Inc., which we call "RSI," who acquired Stock at the time the Company was formed and each and every affiliate of theirs.

         WE HAVE A STOCK OWNERSHIP LIMIT FOR REIT TAX PURPOSES. To remain qualified as a REIT for federal income tax purposes, not more than 50% in value of our outstanding Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws applicable to REITs) at any time during the last half of any year. See "Certain Federal Income Tax Considerations--Taxation of the Company--Stock Ownership Test." To facilitate maintenance of our REIT qualification, our Charter, subject to certain exceptions, prohibits ownership by any single stockholder of more than 5% (in value or number of shares, whichever is more restrictive) of any class or series of stock. We refer to this as the "Ownership Limit." Our Charter permits the Board of Directors to increase the Ownership Limit with respect to any class or series of stock. Further, the Board of Directors is required to waive or modify the Ownership Limit with respect to a stockholder who would not be treated as an "individual" for purposes of the Internal Revenue Code of 1986, as amended (the "Code") if such stockholder's ownership in excess of the Ownership Limit will not cause a stockholder who is an individual to be treated as owning Stock in excess of the Ownership Limit or otherwise jeopardize our REIT status. Absent any such exemption or waiver, Stock acquired or held in violation of the Ownership Limit will be transferred by operation of law to the Company as trustee for the benefit of the person to whom such Stock is ultimately transferred, and the stockholder's rights to distributions and to vote would terminate. Such stockholder would be entitled to receive, from the proceeds of any subsequent sale of the Stock transferred to the Company as trustee, the lesser of (i) the price paid for the Stock or, if the owner did not pay for the Stock (for example, in the case of a gift, devise of other such transaction), the market price of the Stock on the date of the event causing the Stock to be transferred to the Company as trustee or (ii) the amount realized from such sale. A transfer of Stock may be void if it causes a person to violate the Ownership Limit. The Ownership Limit could delay or prevent a change in control of the Company and, therefore, could adversely affect our stockholders' ability to realize a premium over the then-prevailing market price for their Stock.

WE DO NOT CONTROL RSI

         RSI provides sales, leasing, brokerage and construction services to our properties and we provide RSI with an unsecured credit line to purchase inventory. Certain persons with significant business relationships with Mr. Zell control the voting stock and management of RSI, although we own 95% of the economic interests in RSI. We therefore do not control the timing or amount of distributions or the management and operations of RSI. As a result, decisions relating to the declaration and payment of distributions, the credit line and the business policies and operations of RSI could be adverse to our interests or could lead to adverse financial results, which could adversely affect our financial condition and results of operations.

CONFLICTS OF INTEREST COULD RESULT IN DECISIONS NOT IN THE COMPANY'S BEST
INTEREST

         MR. ZELL'S AFFILIATES CONTROL OUR MANAGEMENT CORPORATIONS. LP Management Corp. and DeAnza Group, Inc., which we call the "Management Corporations", are limited partners of MHC Management Limited Partnership and MHC-DAG Management Limited Partnership, respectively, which we sometimes refer to as the "Management Partnerships." The Management Partnerships provide property management services and asset management services to certain of our properties which are encumbered by mortgages. The management contracts for these services were not negotiated on an arms length basis. While we believe that the management fees the Management Partnerships receive from these properties are at current market rates, there is no assurance that these management fees will equal at all times those fees that would be charged by an unaffiliated third party. While we generally own 95% of the economic interest in the Management Corporations, Mr. Zell controls and has a substantial interest in the private company which has voting control of the Management Corporations. Mr. Zell may have a conflict with respect to his position at the Company, to enforce the terms of such management contracts, which could adversely affect our financial condition and results of operations.

         CERTAIN DIRECTORS, OFFICERS AND STOCKHOLDERS HAVE CONFLICTS OF INTEREST AND COULD EXERCISE INFLUENCE IN A MANNER INCONSISTENT WITH STOCKHOLDERS' BEST INTEREST. As of March 13, 1998, Mr. Zell and Ms. Sheli Z. Rosenberg (one of the Company's directors) own (as determined in accordance with the Commission's rules) approximately 8.8%, and all other directors and executive officers of the Company as a group own approximately 13.2% of the outstanding Stock (in each case including Stock issuable upon exchange of Units). In addition, options to purchase an aggregate of 662,832 shares of Stock have been granted to our directors and our executive officers as a group. In addition, the GM Trusts own approximately 9.2% of the Stock (assuming conversion of all Units). Accordingly, such persons have significant influence on our management and operation. Such influence might be exercised in a manner that is inconsistent with the interests of other securityholders.

         MR. ZELL AND HIS AFFILIATES CONTINUE TO BE INVOLVED IN OTHER INVESTMENT ACTIVITIES. Although Mr. Zell entered into a noncompetition agreement at the time of our initial public offering, he and his affiliates have a broad and varied range of investment interests, including interests in other real estate investment companies involved in other forms of housing, including multifamily housing. Mr. Zell and his affiliates may acquire interests in other companies. He may not be able to control whether any such company competes with the Company. Consequently, Mr. Zell's continued involvement in other investment activities could result in competition to the Company as well as management decisions which might not reflect the interests of our securityholders.

         WE LEASE OUR CORPORATE OFFICES FROM AN AFFILIATE OF MR. ZELL. Our corporate offices are at Two North Riverside Plaza in Chicago, Illinois. We lease our office space there from one of Mr. Zell's affiliates. We believe that the lease terms, including the rental rates, reflect current market terms.

ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND CAN BE COSTLY

         Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

         Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of property containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. Such laws may impose fines and penalties on real property owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

         Independent environmental consultants have conducted Phase I environmental site assessments at all of our properties. These assessments included, at a minimum, a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant federal, state, and historical documents. Where appropriate, on a property by property basis, these consultants have conducted additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages create a potential environmental problem, and for contamination in groundwater.

     These environmental assessments have not revealed any environmental liabilities at the properties that we believe would have a material adverse effect on our business, assets, financial condition or results of operations nor are we aware of any such material environmental liability.

THE MARKET VALUE OF OUR STOCK CAN BE ADVERSELY AFFECTED BY A NUMBER OF FACTORS

         CHANGES IN MARKET CONDITIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK. As with other publicly traded equity securities, the value of our Stock depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our publicly traded securities are the following: the extent of institutional investor interest in the Company; the reputation of REITs and manufactured home community REITs generally and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate companies); our financial condition and performance; and general financial market conditions.

         OUR EARNINGS AND CASH DISTRIBUTIONS WILL AFFECT THE MARKET PRICE OF OUR STOCK. We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, the Stock may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our Stock. Our failure to meet the market's expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our publicly traded securities.

         MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR STOCK. One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rates with respect to such shares (as a percentage of the price of such shares) relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our publicly traded securities to go down.

WE ARE DEPENDENT ON EXTERNAL SOURCES OF CAPITAL

         To qualify as a REIT, we must distribute to our stockholders each year at least 95% of our net taxable income (excluding any net capital gain). See "Certain Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements." Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs, including for acquisitions, from income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution of securityholders' interests, and additional debt financing may substantially increase our leverage.

OUR QUALIFICATION AS A REIT IS DEPENDENT ON COMPLIANCE WITH FEDERAL INCOME TAX REQUIREMENTS

         FAILURE OF THE COMPANY TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES TO OUR SECURITYHOLDERS. We believe that, since our initial public offering in March 1993, the Company has qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that the Company is a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from certain sources that are itemized in the REIT tax laws. The Company is also required to distribute to stockholders at least 95% of its REIT taxable income (excluding capital gains). The fact that we hold our assets through the Operating Partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service (the "Service") might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for the Company to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize our REIT status.

         In addition, although REITs are prohibited from holding more than 10% of the voting securities of any corporation, a REIT is not currently prohibited from holding more than 10% of the value of the stock of a corporation, subject to the general REIT asset requirements. See "Certain Federal Income Tax Considerations." As a part of the Federal budget for 1999, President Clinton has made several proposals affecting REITs. One such proposal, if enacted in its present form, would prohibit a REIT from holding securities representing more than 10% of the vote or value of all classes of stock of a corporation, other than stock of a qualified REIT subsidiary or another REIT. Although stock currently owned in existing subsidiaries, such as RSI, would be grandfathered under such proposal, such subsidiaries would be prohibited from acquiring substantial new assets or engaging in a new trade or business. If enacted in its present form, the proposal may limit the future activities and growth of the Company. At this time, it is not possible to predict whether any such proposals, as currently proposed or as modified by Congress, will be enacted. See "Certain Federal Income Tax Considerations--Taxation of the Company - Clinton Administration's Proposed Changes to REIT Asset Test."

         If the Company fails to qualify for taxation as a REIT and the relief provisions of the Code do not apply, the Company would be subject to Federal income tax at regular corporate rates. Also, unless the Service granted the Company relief under certain statutory provisions, the Company would be ineligible for qualification as a REIT for four years following the year the Company first failed to qualify. If the Company failed to qualify as a REIT, the Company would have to pay significant income taxes and would therefore have less money available for investments or for distributions to stockholders. This would likely have a significant adverse affect on the value of our securities. In addition, the Company would no longer be required to make any distributions to stockholders. See "Certain Federal Income Tax Considerations--Taxation of the Company--Failure to Qualify."

         WE PAY SOME TAXES. Even if the Company qualifies as a REIT, it is required to pay certain federal, state and local taxes on its income and property. In addition, any net taxable income earned directly by certain noncontrolled subsidiaries is subject to federal and state income tax. See "Certain Federal Income Tax Considerations--Taxation of the Company."

                           NO PROCEEDS TO THE COMPANY

         The Company will not receive any of the proceeds from sales of Offered Stock by the Selling Stockholders. All costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby will be paid by the Company, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Stockholders and stock transfer and other taxes attributable to the sale of the Offered Stock, which will be paid by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The Company may issue the 3,365,575 shares of Offered Stock to Selling Stockholders holding up to 3,365,575 Units, if and to the extent that such Selling Stockholders redeem their Units and we issue them shares of Common Stock in exchange therefor. The following table provides the name of each Selling Stockholder, the number of shares of Common Stock to be owned upon exchange of Units by each Selling Stockholder before the offering to which this Prospectus relates, and the number of shares of Offered Stock offered by each Selling Stockholder. Since the Selling Stockholders may sell all or some of their Offered Stock, no estimate can be made of the number of shares of Offered Stock that will be sold by the Selling Stockholders or that will be owned by the Selling Stockholders upon completion of the offering. There is no assurance that the Selling Stockholders will sell any of the Offered Stock. The Offered Stock represents approximately 10.5% of the total shares of Common Stock (assuming redemption of all outstanding Units for shares of Common Stock) outstanding as of June 30, 1998.



                                                                                               NUMBER OF SHARES
                                                                                                OF COMMON STOCK
NAME OF SELLING STOCKHOLDER                                                                OWNED AND OFFERED HEREBY
---------------------------                                                                ------------------------
Alanson L. Howard                                                                                   11,637
Allan Family Trust, Robert M. Allan Jr. or Harriet S. Allan, Trustees                               15,239
Barbara H. Tippett Revocable Trust, Barbara H. Tippett, Trustee                                      2,790
Robert Blair White                                                                                  35,123
Bond Family 1996 Revocable Living Trust dated 10/22/96, Robert G. Bond
    and Carolyn A. Bond, Trustees                                                                   32,290
Brock Family Trust, William and Jane E. Brock, Trustees                                              8,362
Corey C. and Jill A. Anderson                                                                       11,650
Charles Darin Brassfield Revocable Trust, Joseph A. Sperske, Trustee                                19,703
Carrier Family 1989 Trust, David and Joyce Carrier, Trustees                                        29,130
Chamberlain 1991 Trust, Lowell and Patsy Chamberlain, Trustees                                       3,847
Charles S. and Alice B. Knight                                                                       7,432
Charles E. Jacobson  and Claire R. Jacobson                                                        380,580
Frank A. Christopher IRA Rollover                                                                    4,059
Colvin Revocable Trust, Oliver P. and Margaret Colvin, Jr., Trustees                                47,111
Don E. and Michele G. Parmiter                                                                      46,006
David Ash Johnson Living Trust of 3/7/88, David Ash Johnson, Trustee                                21,923
David and Elizabeth Johnson                                                                            962
Deel Revocable Trust, Boyd B. and Marilyn Deel, Trustees                                           370,925
Donald C. Christopher                                                                                3,954
Eugene and Arlene S. Weston Trust, Eugene and Arlene S. Weston, Trustees                           122,352
Elin M. Johnson                                                                                      6,340
FA & AN Christopher Trust, Frank A. and Anna Noreen Christopher, Trustees                           12,540
Frank A. Christopher                                                                                10,289
Fetters Family Trust, Weir Fetters, Trustee                                                         12,414
Ivan F. Finley Family Revocable Trust dated 12/28/81, Ivan F. and Thelma K.
    Finley, Trustees                                                                                10,618
G. Gervaise Davis, III and Kathleen A. Davis                                                        38,343
Harold D. and Lael N. Arbon                                                                         20,794
Jerry G. Brassfield Living Trust, Jerry G. Brassfield, Trustee                                     327,765
Jo Ann Brassfield Living Trust, Jo Ann Brassfield, Trustee                                         364,578
Juli Lynn Christopher Trust, Anna Noreen Christopher, Trustee                                        1,143
Kapp Family Trust, Lloyd G. and Joan L. Kapp, Trustees                                              18,820
Kyne Family Trust, Stephen E. and Sheila A. Kyne, Trustees                                          53,663
Lenora M. Huett Trust, Lenora M. Huett, Trustee                                                     24,047
Liddicoat Family Trust, Douglas and Marilyn D. Liddicoat, Trustees                                  22,230

                                                                                               NUMBER OF SHARES
                                                                                                OF COMMON STOCK
NAME OF SELLING STOCKHOLDER                                                                OWNED AND OFFERED HEREBY
---------------------------                                                                ------------------------
Lilienstein Family, LP                                                                               2,564
Lisa Karen Christopher Trust, Anna Noreen Christopher, Trustee                                       1,143
Lori Ann Christopher Trust, Frank A. Christopher, Trustee                                            1,143
Melissa Brassfield Revocable Trust, Joseph A. Sperske, Trustee                                      19,703
The Melvin S. Campbell Revocable Living Trust dated 4/16/90,
     Melvin S. Campbell, Trustee                                                                    24,016
Oregon Land Company                                                                                 65,547
Robin J. and Roger Best                                                                             11,650
Williams Living Trust dated 9/26/86, Raellen Williams, Trustee                                      17,481
R.E.B. Brassfield Revocable Trust, Robert E. & Judith Brassfield, Trustees                          89,690
Robert Anthony Brassfield Revocable Trust, Joseph A. Sperske, Trustee                               19,703
Roger W.A. Howard                                                                                   11,938
Shann Michael Brassfield Revocable Trust, Joseph A. Sperske, Trustee                                19,703
Sharon J. Attermann                                                                                 12,177
Marianne C. Snell Survivors Trust, Marianne C. Snell, Trustee                                       15,372
Andrew Ulrich Jr. and Arline P. Ulrich UAD 9/19/89 FBO by Andrew Ulrich,
    et al                                                                                            4,064
The Virginia M. Campbell Revocable Living Trust dated
4/16/90,                                                                                            24,016
    Virginia M. Campbell, Trustee
Volney E. Howard III                                                                                11,938
V.E. Howard Family Trust, Roger W.A. Howard, Managing Trustee                                       86,366
W. Scott Hroza                                                                                       4,605
Walter A. Hachman                                                                                    8,362
Wesley H. Evans                                                                                      8,716
Western Mobileparks, Inc.                                                                          273,219
William C. and  Marjorie A. Iverson                                                                 26,110
Wilmot J. Nicholson Revocable Living Trust, Wilmot J. Nicholson and Ruth R.
    Nicholson, Trustees                                                                              8,540
James Buell Lindgren and for Joyce Arleen Lindgren, deceased                                         2,175
David Domingo, as Trustee of the Mobileparks West Liquidating Trust                                 13,029
David Domingo, as Trustee of the All Seasons Mobilehome Community                                    3,970
Liquidating Trust
David Domingo, as Trustee of The Bluffs Mobilehome Community Liquidating                             8,861
Trust
David  Domingo, as Trustee of the Coralwood Mobilehome Community                                     9,660
Liquidating Trust
David Domingo, as Trustee of the Eugene Mobilepark West Liquidating Trust                            8,443
David Domingo, as Trustee of the Fairview Mobilepark West Liquidating                                6,490
David Domingo, as Trustee of the Four Seasons Mobilehome Community                                   3,969
Liquidating Trust
David  Domingo, as Trustee of the Kloshe lllahee Mobilehome Community                               10,674
Liquidating Trust
David  Domingo, as Trustee of the Monte del Lago Mobilehome Community                               20,995
Liquidating Trust

                                                                                               NUMBER OF SHARES
                                                                                                OF COMMON STOCK
NAME OF SELLING STOCKHOLDER                                                                OWNED AND OFFERED HEREBY
---------------------------                                                                ------------------------
David Domingo, as Trustee of the Royal Oaks Mobilehome Community Liquidating
Trust                                                                                                4,208
David Domingo, as Trustee of the San Jose Mobilepark West #2 Liquidating Trust                       7,976
David Domingo, as Trustee of the San Jose Mobilepark West #3 Liquidating Trust                       5,622
David Domingo, as Trustee of the San Jose Mobilepark West #4 Liquidating Trust                       7,120
David Domingo, as Trustee of the Sea Oaks Mobilehome Community Liquidating
Trust                                                                                                6,293
David Domingo, as Trustee of the Sedona Venture Liquidating Trust                                    4,185
David Domingo, as Trustee of the Sunshadow Mobilehome Community
Liquidating Trust                                                                                   10,160
David Domingo, as Trustee of the Villa Borega Mobilehome Community
Liquidating Trust                                                                                   14,995
David Domingo, as Trustee of the Westwood Village Mobilehome Community
Liquidating Trust                                                                                    6,308
Casimer and Angeline Kay                                                                             5,785
Herbert C. and Karen E. Driver                                                                         808
Scott A. and Julie H. Ford Family Trust, Scott A. and Julie H. Ford, Trustees                          658
Mahendra R. Patel 1985 Revocable Trust, Mahendra R. Patel, Trustee                                   1,317
Robert A. Lasley                                                                                     1,317
Helen S. Ullmann                                                                                     1,317
Bright Living Trust, Albert and Virginia Bright, Trustees                                           24,858
Lucy Valletta                                                                                         6,525
Winby Family Trust, Ivor W.S. and Jane Winby, Trustees                                              18,644
James D. and Joy L. Verboncouer                                                                      1,169
Barry L. Haase                                                                                     121,304
Robert E. C. Wegner                                                                                 30,326
Frank P. Scalzo                                                                                     23,111
Boulder Scalzo, L.P.                                                                                 4,968
Hanson Family Revocable Trust u/d/t dated 6/6/91, Rondell B. Hanson, Trustee                        44,003
Krueger Family Revocable Trust u/d/t dated 6/27/89, James M. Krueger, Trustee
Dan G. Olsen                                                                                        44,003
                                                                                                    13,904
                                                                                                 ---------
            TOTAL                                                                                3,365,575
                                                                                                 =========

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a description of all material Federal income tax consequences to the Company and holders of Common Stock of the treatment of the Company as a REIT. This Prospectus addresses the taxation of the Company and the impact on the Company of its election to be taxed as a REIT. The following discussion assumes that the Company continues to qualify as a REIT during all relevant periods. Since these provisions are highly technical and complex, and because the following discussion is not exhaustive of all possible tax considerations, each prospective purchaser of Common Stock is urged to consult his or its own tax advisor with respect to the Federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Common Stock. This discussion does not purport to deal with the Federal income or other tax consequences applicable to all investors in light of their particular investment circumstances or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). As discussed below, the Taxpayer Relief Act of 1997 (the "1997 Act") contains certain changes to the REIT qualification requirements and to the taxation of REITs that may be material to a holder of Common Stock but which are effective only for the Company's taxable years commencing on or after January 1, 1998. In addition, the Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Act"), enacted on July 22, 1998, contains certain changes to the capital gain rules that may be material to a holder of Common Stock.

THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND EACH PROSPECTIVE STOCKHOLDER IS ENCOURAGED TO CONSULT WITH HIS OR ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         If certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for Federal income tax purposes as corporations generally are not taxed at the corporate level on their "REIT taxable income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from the use of corporate investment vehicles.

         If the Company fails to qualify as a REIT in any year, however, it will be subject to Federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its stockholders would be reduced.

         The Company elected REIT status commencing with its taxable year ended December 31, 1993. In the opinion of Steptoe & Johnson LLP, which has acted as special tax counsel to the Company, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1993, 1994, 1995, 1996 and 1997, and the Company's current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of the Company, the Operating Partnership, the Management Partnerships, sub-partnerships of the Operating Partnership created to (i) facilitate mortgage financing (the "Financing Partnerships") and (ii) facilitate the Company's ability to provide financing to the owners of manufactured home communities (the "Lending Partnership"), RSI, LP Management Corp. and De Anza Group, Inc. (collectively, the "Management Corporations") and the various qualified REIT subsidiaries wholly-owned by the Company (each a "QRS Corporation") (collectively, the Management Partnerships, the Financing Partnerships, the Lending Partnership, RSI, the Management Corporations and the QRS Corporations may be referred to herein as the "Subsidiary Entities") and is conditioned upon the accuracy of certain representations made by the Company and the Operating Partnership to Steptoe & Johnson LLP as to certain relevant factual matters, including (i) matters related to the organization, past operation, expected future operation, and assets of the Company, the Operating Partnership and the Subsidiary Entities, and (ii) that certain services rendered are those usually or customarily rendered in connection with the rental of space for occupancy only at particular manufactured home communities. The Company's qualification and taxation as a REIT depend upon (i) the Company having met for each of its taxable years, through actual annual operating and other results, the various requirements under the Code and described in this Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its share ownership, and (ii) the Company's ability to meet such requirements on a continuing basis. Steptoe & Johnson LLP will not review the Company's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Company, the Operating Partnership and the Subsidiary Entities, the sources of their income, the nature of their assets, the level of the Company's distributions to stockholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

TAXATION OF THE COMPANY

         General. In any year in which the Company qualifies as a REIT, in general it will not be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to stockholders. The Company may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

         If the Company should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which it fails the 75% or the 95% test, multiplied by a fraction intended to reflect its profitability. The Company will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company may also be subject to the corporate "alternative minimum tax," as well as tax in certain situations and on certain transactions not presently contemplated. The Company uses the calendar year both for Federal income tax purposes and for financial reporting purposes.

         In order to qualify as a REIT, the Company must meet, among others, the following requirements:

         Stock Ownership Test. The capital stock of the Company must be held by a minimum of 100 persons for at least 335 of the days in each taxable year subsequent to 1993. In addition, at all times during the second half of each taxable year subsequent to 1993, no more than 50% in value of the capital stock of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals. The Company believes that it has satisfied both of these tests, and it believes it will continue to do so. In order to ensure compliance with this test, the Company has placed certain restrictions on the transfer of its capital stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding capital stock. In fulfilling its obligations to maintain records, the Company must demand written statements each year from the record holders of designated percentages of its capital stock disclosing the actual owners of such capital stock. A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his tax returns a similar statement disclosing the actual ownership of capital stock and certain other information. The Company's Charter provides restrictions regarding the transfer of its capital stock that are intended to assist the Company in continuing to satisfy the stock ownership requirements. See "Risk Factors -- We Have a Common Stock Ownership Limit for REIT Tax Purposes". Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of capital stock requesting information regarding the actual ownership of capital stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the requirement.

         Asset Tests. At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by "real estate assets" (including any combination of interests in real property, interests in mortgages on real property, and stock in other REITs), cash, cash items and certain government securities. Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one issuer (other than an interest in a partnership) or (ii) 10% of the outstanding voting securities of any one issuer (other than an interest in a partnership or stock of a qualified REIT subsidiary or another REIT). Where the Company invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets in accordance with its capital interest. The Company's investment in the Properties through its interest in the Operating Partnership will constitute qualified assets for purposes of the 75% asset test.

         The Operating Partnership has not owned and will not own any of the voting stock, but owns 100% of the non-voting stock, of the Management Corporations and RSI. By virtue of its partnership interest in the Operating Partnership, the Company is deemed to own its pro rata share of the assets of the Operating Partnership, including the stock of the Management Corporations and RSI as described above.

         The Operating Partnership has not owned and will not own more than 10% of the voting securities of the Management Corporations and RSI. In addition, based upon its analysis of the estimated value of the stock of the Management Corporations and RSI owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership, the Company believes that its pro rata share of the stock of the Management Corporations and RSI held by the Operating Partnership together has not and will not exceed 5% of the total value of the Company's assets. No independent appraisals have been obtained, however, to support this conclusion. This 5% limitation must be satisfied not only on the date that the Company first acquired stock of the Management Corporations and RSI, but also at the end of each quarter in which the Company increases its interest in the Management Corporations and RSI (including as a result of increasing its interest in the Operating Partnership as a result of the Offering, and as the holders of Units exercise their exchange rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps always will be successful or will not require a reduction in the Operating Partnership's overall interest in the Management Corporations or RSI.

         The Company's indirect interests as a general partner in the Financing Partnerships and the Lending Partnership are held through the QRS Corporations, each of which is organized and operated as a "qualified REIT subsidiary" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of the QRS Corporations will be treated as assets, liabilities and items of the Company. The QRS Corporations therefore will not be subject to Federal corporate income taxation, although they may be subject to state or local taxation. In addition, the Company's ownership of the voting stock of each QRS Corporation will not violate the general restriction against ownership of more than 10% of the voting securities of any issuer. The Company may in the future form one or more additional qualified REIT subsidiaries. For the Company's year ended on December 31, 1997, all of the stock of such subsidiaries must be owned by the Company from the commencement of each such subsidiary's existence. For taxable years of the Company beginning on and after January 1, 1998, the Company must own all of the stock of each such subsidiary, although it will not be required to own such stock of such subsidiary from the commencement of such subsidiary's existence.

         Clinton Administration's Proposed Changes to REIT Asset Test. The Clinton Administration's budget proposal announced on February 2, 1998 includes a proposal to amend the REIT asset tests with respect to non-qualified REIT subsidiaries, such as the Management Corporations and RSI. The proposal would prohibit a REIT from owning more than 10% of the vote or value of the outstanding stock of any non-qualified REIT subsidiary. Existing non-qualified REIT subsidiaries would be grandfathered, and therefore subject only to the 5% asset test and 10% voting securities test of current law (see "-- Taxation of the Company -- Asset Tests"), except that such grandfathering would terminate if the subsidiary engaged in a new trade or business or acquired substantial new assets. As a result, if the proposal were to be enacted, the Management Corporations and RSI would become subject to the new 10%-vote-and-value limitation if they commenced new trade or business activities or acquired substantial new assets after the specified effective date. The Company could not satisfy the new test because it would be considered to own more than 10% of the value of the stock of the Management Corporations and RSI. Accordingly, the proposal, if enacted, could materially impede the ability of the Company to engage in other activities without jeopardizing its REIT status.

         Gross Income Tests For years before 1998, there are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For years after 1997, there are two such percentage tests. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its proportionate share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "--Tax Aspects of the Company's Investments in Partnerships--General" below.

         1. The 75% Test. At least 75% of the Company's gross income for each taxable year must be "qualifying income." Qualifying income generally includes
(i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property;
(iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on stock in other REITs, as well as gain from the sale of such stock; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of real property acquired at or in lieu of a foreclosure of the mortgage collateralized by such real property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by the Company in exchange for its stock (including Common Stock issued pursuant to the Offering) during the one-year period following the receipt of such new capital.

         Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test (or the 95% gross income test described below) if the Company, or a direct or indirect owner of 10% or more of the stock of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). For the Company's taxable year which began on January 1, 1998 and for all taxable years thereafter, only partners who own 25% or more of the capital or profits interest in a partnership are included in the determination of whether a tenant is a "Related Party Tenant." In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not fail to qualify as rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the real property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered for the convenience of the occupant". Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that the Company provides non-customary services so long as the amount received for such services is de minimis. If the value of the non-customary service income received with respect to a property (valued at no less than 150% of the Company's direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income with respect to the property, except the non-customary service income, will qualify as "rents from real property."

         The Company, through the Management Partnerships and RSI (none of which are independent contractors), undertakes certain activities and provides certain services with respect to the Properties and will do the same for any newly acquired manufactured home community properties. The Company believes that such activities and services (i) primarily benefit the Company by maintaining and enhancing occupancy and/or (ii) are activities and services usually or customarily rendered in connection with the rental of space in manufactured home communities in the geographic market in which the particular communities are located and are not services rendered primarily for the convenience of the occupant. Accordingly, the Company believes that the activities of the Management Partnerships and RSI have not caused and will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% gross income test or for purposes of the 95% gross income test as described below.

         2. The 95% Test. In addition to the requirement that the Company derive at least 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends (including the Company's share of dividends paid by the Management Corporations or RSI) and interest on any obligations not collateralized by an interest in real property (including interest received on a note receivable from RSI (the "RSI Note") if the RSI Note is not collateralized by RSI's inventory and interests in notes secured by real property) are included for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Similarly, for tax years beginning prior to January 1, 1998, any payments made to the Company under an interest rate swap or cap agreement entered into by the Company to hedge certain of its variable rate indebtedness is included as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. For the Company's tax years commencing on or after January 1, 1998, such payments made to the Company will so qualify even though the Company's indebtedness does not bear interest at a variable rate, and payments pursuant to certain similar financial instruments entered into to reduce interest rate risks will be treated in a similar manner.

         For purposes of determining whether the Company complies with the 75% and 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain dealer property held by the Company for at least four years and excluding foreclosure property and, as a result of the 1997 Act, effective for the Company's taxable year beginning January 1, 1998, dispositions of property that occur due to involuntary conversion. See "--Taxation of the Company--General" and "--Tax Aspects of the Company's Investments in Partnerships--Sale of the Properties."

         The Company's investment in the Properties, through the Operating Partnership and the Financing Partnerships, in major part gives rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of the Properties or of the Company's interest in the Operating Partnership or the Financing Partnerships generally qualify under the 75% and 95% gross income tests. The Company believes that income on its other investments, including its indirect investment in the Management Corporations and in RSI, has not resulted in the Company failing the 75% or 95% gross income test for any year, and the Company anticipates that this will continue to be the case. The Company has received a ruling from the Service that interest income received by the Operating Partnership with respect to the RSI Note qualifies for purposes of the 75% gross income test provided that the obligation is collateralized by RSI's inventory and interests in notes secured by real property on the condition that the RSI Note constitutes the indebtedness of RSI.

         Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year, less associated expenses. See "--Taxation of the Company--General."

         3. The 30% Test. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. The 1997 Act repeals the 30% gross income test for taxable years beginning after its enactment. Therefore, the 30% gross income test will not apply for the Company's taxable year beginning January 1, 1998 and thereafter. However if the 30% income test is not met for the taxable years of the Company beginning before January 1, 1998, the Company would cease to qualify as a REIT. See "--Failure to Qualify." The Company has not had and does not anticipate that it will have any substantial difficulty in complying with this test. For the purpose of applying the 30% gross income test, the holding period of properties and other assets generally will commence on the date the same are acquired.

         Annual Distribution Requirements. The Company, in order to qualify as a REIT, generally is required to make distributions (other than capital gain distributions) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income (including, as a result of the 1997 Act, cancellation of indebtedness and original issue discount income). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. See "Taxation of Taxable Domestic Stockholders--General." To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

         The Company has made and intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of non-cash deductions such as depreciation. In order to satisfy the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement.

         If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

         Pending Legislation. Bills have been introduced in both the Senate and House of Representatives that would provide that no dividends-paid deduction is allowed with respect to distributions made in liquidation of a REIT, when at least 80 percent of the liquidating REIT is owned by a single corporation. It is not expected that this legislation, if enacted, would have a material impact on the Company.

         Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions of the Code do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to so qualify will not be required and, if made, will not be deductible by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

         General. The Company holds direct or indirect interests in the Operating Partnership, the Management Partnerships, the Financing Partnerships and the Lending Partnership and certain other partnerships (each individually a "Partnership", and collectively the "Partnerships").

         Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Properties contributed at the time of the Company's initial public offering) must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership and certain of the Financing Partnerships were formed by way of contributions of appreciated property. Consequently, the partnership agreements for such Partnerships require such allocations to be made in a manner consistent with Section 704(c) of the Code.

         In general, the contributing partners will be allocated lower amounts of depreciation deductions for tax purposes, and increased taxable income and gain on sale by the Partnerships of the contributed assets, than would have been allocated to them if the assets had a tax basis equal to their fair market value at the time of contribution. The allocations will tend to eliminate the Book-Tax Difference over the life of the Partnerships. However, the special allocation rules of Section 704(c) of the Code as applied by the Company do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnerships will cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company--Annual Distribution Requirements." In addition, to the extent that the carryover basis of the contributed assets will cause the Company to have greater current and accumulated earnings and profits, the amount, if any, of distributions to stockholders that may be treated as a tax-free return of capital will be reduced. See "--Taxation of Taxable Domestic Stockholders--General."

         With respect to any Property purchased or to be purchased by any of the Partnerships subsequent to the formation of the Company, such Property will initially have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

         Sale of the Properties. The Company's share of any gain realized by a Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, and will have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. See "--Taxation of the Company--General" and "--Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Partnerships have held and intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties and other manufactured home communities. In addition, the Partnerships may make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

                  General. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for stockholders that are corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its Common Stock.

         On November 10, 1997, the Service issued IRS Notice 97-64, which provides generally that the Company may classify portions of its designated capital gains dividend as (i) a 20% rate gain distribution (which would be taxable to taxable domestic stockholders who are individuals, estates or trusts at a maximum rate of 20%), (ii) an unrecaptured Section 1250 gain distribution (which would be taxable to taxable domestic stockholders who are individuals, estates or trusts at a maximum rate of 25%), or (iii) a 28% rate gain distribution (which would be taxable to taxable domestic stockholders who are individuals, estates or trusts at a maximum rate of 28%). If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. Distributions that are properly designated by the Company as capital gain dividends will be taxable to taxable corporate domestic stockholders as long-term capital gain (to the extent that capital gains dividends do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which such corporate domestic stockholder has held its Common Stock. Corporate domestic stockholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

         The 1998 Act reduces the required holding period for the application of the 20% and 25% capital gain tax rates from more than 18 months to more than one year for capital gain properly taken into account on or after January 1, 1998. It is expected that the Service will issue clarifying guidance (most likely applying the same principles set forth in IRS Notice 97-64) regarding the application of the new holding period requirements to capital gain dividend designations by REITs.

         If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of Common Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Common Stock for the year and the denominator of which will be the Total Dividends.

         To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's Common Stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as capital gains (if the Common Stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

         In general, upon any sale or other disposition of Common Stock, a stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the Common Stock has been held as a capital asset. In the case of a stockholder that is a corporation, such capital gain or loss will be long-term capital gain or loss if such Common Stock has been held for more than one year. Pursuant to the 1998 Act, generally, in the case of a taxable domestic stockholder who is an individual or an estate or trust, such capital gain (i) taken into account on or after January 1, 1998, will be taxed at a maximum rate of 20% if such Common Stock has been held for more than one year; and (ii) taken into account on or after December 31, 2000, will be taxed at a maximum rate of 18% if the Common Stock has been held for more than five years. The 1997 Act allows the Service to issue regulations relating to the manner in which the capital gain rates will apply to sales of capital assets by "pass-through entities," which include REITs such as the Company, and to sales of interests in "pass-through entities." To date, the Service has not issued such regulations (but see discussion of Notice 97-64 above), but if issued, such regulations could affect the taxation of gain and loss realized on the disposition of Common Stock. Stockholders are urged to consult with their own tax advisors with respect to the new rules contained in the 1997 Act and the 1998 Act.

         In general, any loss upon a sale or exchange of Common Stock by a stockholder who has held such Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains. For stockholders who are individuals, trusts and estates, the long-term capital loss will be apportioned among the 20% and 25% long-term capital gain rate groups to the extent that distributions received by such stockholder were previously included in such rate groups.

         Pursuant to the 1997 Act, the Company may elect to require holders of Common Stock to include the Company's undistributed net capital gains in their income for the Company's taxable year beginning January 1, 1998 and thereafter. If the Company makes such an election, holders of Common Stock will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Common Stock will increase its basis in the Common Stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately.

         In addition, distributions from the Company and gain from the disposition of Common Stock will not be treated as "passive activity" income and therefore stockholders will not be able to apply losses from "passive activities" to offset such income.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

         Most tax-exempt employees' pension trusts are not subject to Federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code and the shares of Common Stock held by such stockholder are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. The Company, though, has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN STOCKHOLDERS

         The following is a discussion of certain anticipated United States Federal income tax consequences of the ownership and disposition of Common Stock applicable to Non-United States Holders of such stock. A "Non-United States Holder" is any person other than (i) a citizen or resident of the United States,
(ii) a domestic partnership or corporation, (iii) any estate (other than a foreign estate the income of which, from sources without the United States which are not effectively connected with the conduct of a trade or business within the United States, is not includable in gross income under subtitle A of the Code), or (iv) any trust, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of United States Federal income taxation. Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New

Withholding Regulations") were promulgated on October 6, 1997. In general, the New Withholding Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The New Withholding Regulations are generally effective for payments made on or after January 1, 1999, subject to certain transition rules. The Service announced on March 27, 1998 that it intends to amend the New Withholding Regulations to provide that such regulations will generally be applicable beginning January 1, 2000 and to provide certain new transition rules for satisfying the withholding certificate or statement requirements of the New Withholding Regulations. Accordingly, prospective Non-United States Holders are urged to consult their tax advisors concerning the adoption of the New Withholding Regulations.

         Distributions From the Company.

         1. Ordinary Dividends. The portion of dividends received by Non-United States Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company or of the Operating Partnership and which are not effectively connected with a United States trade or business of the Non-United States Holder will be subject to United States withholding tax on a gross basis at the rate of 30% (unless reduced by treaty). Any amounts withheld should be creditable against the Non-United States Holder's United States Federal income tax liability. In general, Non-United States Holders will not be considered engaged in a United States trade or business solely as a result of their ownership of Common Stock. In cases where the dividend income from a Non-United States Holder's investment in Common Stock is (or is treated as) effectively connected with the Non-United States Holder's conduct of a United States trade or business, the Non-United States Holder generally will be subject to United States tax at graduated rates, in the same manner as United States stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-United States Holder that is a foreign corporation).

         2. Non-Dividend Distributions. Distributions by the Company which are not dividends out of the earnings and profits of the Company, and which do not exceed the adjusted basis of the Non-United States Holder's Common Stock, will not be subject to United States income tax but rather will reduce the adjusted basis of such Common Stock. Nevertheless, the Company anticipates that tax at the rate applicable to dividends will be withheld for all distributions to Non United States Holders. However, the Non-United States Holder may seek a refund of such amounts from the Service if it is determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. To the extent such a distribution exceeds the adjusted basis of a Non-United States Holder's Common Stock, it will give rise to tax liability if the Non-United States Stockholder otherwise would be subject to tax on any gain from the sale or disposition of his Common Stock as described below.

         3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-United States Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the Properties ("USRPI Capital Gains"), will be considered effectively connected with a United States trade or business of the Non-United States Holder and subject to United States Federal income tax at the rate applicable to United States individuals or corporations (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% (unless reduced by treaty) of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Any amounts withheld should be creditable against the Non-United States Holder's United States Federal income tax liability. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (unless reduced by treaty) in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

         Although the law is not entirely clear, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of shares would be treated with respect to Non-United States Holders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-United States Holders would be able to offset as a credit against their United States Federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the

Service a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States Federal income tax liability).

         Dispositions of Common Stock. Unless the Common Stock constitutes a USRPI, a sale of Common Stock by a Non-United States Holder generally will not be subject to United States taxation under FIRPTA. The Common Stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by Non-United States Holders. The Company believes that it has been and anticipates that it will continue to be a domestically controlled REIT, and therefore that the sale of Common Stock by a Non-United States Holder will not be subject to taxation under FIRPTA. Because the Common Stock will be publicly traded, however, no assurance can be given that the Company will continue to be a domestically controlled REIT. If the Company does not constitute a domestically controlled REIT, a Non-United States Holder's sale of Common Stock generally still will not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the Common Stock is "regularly traded" (as defined by applicable United States Treasury Department regulations) on an established securities market (e.g., the NYSE, on which the Common Stock is listed) and (ii) the selling Non-United States Holder held 5% or less of the outstanding Common Stock at all times during a specified testing period.

         If gain on the sale of Common Stock were subject to taxation under FIRPTA, the Non-United States Holder would be subject to the same treatment as a United States stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of Common Stock could be required to withhold 10% of the purchase price and remit such amount to the Service. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-United States Holder in two cases: (i) if the Non-United States Holder's investment in Common Stock is effectively connected with a United States trade or business conducted by such Non-United States Holder, the Non-United States Holder will be subject to the same treatment as a United States stockholder with respect to such gain, or (ii) if the Non-United States Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

OTHER TAX CONSIDERATIONS

         The Management Corporations and RSI. A portion of the cash to be used by the Operating Partnership to fund distributions to its partners, including the Company, comes from the Management Corporations and RSI through payments of interest on the RSI Note and dividends on the non-voting stock of these entities which is held by the Operating Partnership. The Management Corporations and RSI pay Federal and state income tax at the full applicable corporate rates. To the extent that the Management Corporations and RSI are required to pay Federal, state or local taxes, the cash available for distribution by the Company to stockholders will be reduced accordingly.

         State and Local Taxes. The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock.

                              PLAN OF DISTRIBUTION

         Any of the Selling Stockholders may from time to time, in one or more transactions, sell all or a portion of the Offered Stock on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Offered Stock from time to time will be determined by the Selling Stockholders and, at the time of such determination, may be higher or lower than the market price of the Common Stock on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Stockholder or from purchasers of Offered Stock for whom they may act as agents, and underwriters may sell Offered Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Offered Stock may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The Offered Stock may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Offered Stock may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the NYSE; (e) privately negotiated transactions; and (f) underwritten transactions. The Selling Stockholders and any underwriters, dealers or agents participating in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by the Selling Stockholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

         When a Selling Stockholder elects to make a particular offer of Offered Stock, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Stockholder and any other required information.

         In order to comply with the securities laws of certain states, if applicable, the Offered Stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of Offered Stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         The Company has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Offered Stock, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of counsel and accountants for the Company. The Selling Stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Stockholders and stock transfer and other taxes attributable to the sale of the Offered Stock. The Company also has agreed to indemnify each of the Selling Stockholders and their respective officers, directors and trustees and each person who controls (within the meaning of the Securities Act) such Selling Stockholder against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Each of the Selling Stockholders has agreed to indemnify the Company, its officers and directors and each person who controls (within the meaning of the Securities Act) the Company, and each of the other Selling Stockholders, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such Selling Stockholder; provided, however, that the indemnification obligation is several, not joint, as to each Selling Stockholder.

                                     EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Annual Report on (Form 10-K) for the years ended December 31, 1997 and December 31, 1996 have been audited by Ernst & Young LLP, independent auditors and for the year ended December 31, 1995 have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their respective reports thereon included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The legality of the shares of Offered Stock has been passed upon for the Company by Rosenberg & Liebentritt, P.C., Chicago, Illinois. Certain tax matters have been passed upon by Steptoe & Johnson LLP, special tax counsel to the Company. Rosenberg & Liebentritt, P.C. will rely on Steptoe & Johnson LLP as to certain matters of Maryland law.

=========================================       ================================


NO DEALER, SALESPERSON OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT CONTAINED OR
INCORPORATED BY REFERENCE IN THIS
PROSPECTUS IN CONNECTION WITH THE
OFFERING COVERED BY THIS
PROSPECTUS. IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY. THIS
PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL, OR A SOLICITATION OF
AN OFFER TO BUY, THE COMMON STOCK,
IN ANY JURISDICTION WHERE, OR TO
ANY PERSON TO WHOM, IT IS UNLAWFUL
TO MAKE ANY SUCH OFFER OR
SOLICITATION. NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY OFFER OR                      3,365,575 SHARES
SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE AN
IMPLICATION THAT THERE HAS NOT BEEN                      MANUFACTURED HOME
ANY CHANGE IN THE FACTS SET FORTH
IN THIS PROSPECTUS OR IN THE                             COMMUNITIES, INC.
AFFAIRS OF THE COMPANY SINCE THE
DATE HEREOF.

         --------------


                                                            COMMON STOCK

                 TABLE OF CONTENTS

                     PROSPECTUS

                                             Page
                                             ----             ----------
Special Note Regarding.....................                   PROSPECTUS
   Forward-Looking Statements..............   2
Available Information......................   2               ----------
Incorporation of Certain Documents
  By Reference.............................   3
The Company................................   4
Risk Factors...............................   4
No Proceeds to the Company.................   9
Selling Stockholders.......................  10
Certain Federal Income Tax Considerations..  13
Plan of Distribution.......................  23
Experts....................................  24
Legal Matters..............................  25

                                                           OCTOBER __,  1998




=========================================       ================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the securities being registered:

         Registration Fee                                           $ 22,836
         Printing and Duplicating Expenses                             3,000
         Legal Fees and Expenses                                      30,000
         Accounting Fees and Expenses                                  6,000
         Miscellaneous                                                 3,164
                                                                     -------
           Total                                                    $ 65,000
                                                                     =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's charter, as amended from time to time, and as filed with the State Department of Assessments and Taxation of Maryland (the "Charter"), contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

         The Charter of the Company authorizes it to obligate itself to indemnify its present and former officers and directors and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law from time to time. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written agreement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company and each of its corporate subsidiaries and the partnership agreements for each of the partnership subsidiaries also permit the Company to provide indemnification and advance of expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company. Finally, the MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

         The partnership agreements of the Operating Partnership, the Management Partnerships and the Financing Partnerships also provide for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership, the Management Partnerships and the Financing Partnerships and their respective partners to the same extent the liability of the officers and directors of the Company to the Company and its stockholders is limited under the Company's Charter.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS

         3.1 Amended and Restated Articles of Incorporation of Manufactured Home Communities, Inc. (incorporated by reference to Exhibits
                  3.1 and 3.2 to the Registrant's Registration Statement on Form S-11 (File No. 33-55994)).

         3.2 Bylaws of Manufactured Home Communities, Inc. (incorporated by reference to Exhibit 3.3 to Registrant's Registration Statement on Form S-11 (File No. 33-55994)).

         5. Opinion of Rosenberg & Liebentritt, P.C. regarding the legality of the securities being registered.

         8.1 Opinion of Steptoe & Johnson LLP regarding certain tax matters.

         23.      Consent of Rosenberg & Liebentritt, P.C. (included as part of
                  Exhibit 5.1)

         23.2     Consent of Steptoe & Johnson LLP (included as part of Exhibit
                  8.1)

         23.3     Consent of Ernst & Young LLP

         23.4     Consent of PricewaterhouseCoopers LLP

         24.1     Power of Attorney (included in signature page)

ITEM 17. UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on this 9th day of October, 1998.

                              MANUFACTURED HOME COMMUNITIES, INC.


                              By:             /s/ Howard Walker
                                 --------------------------------------------
                                                 Howard Walker
                                       President and Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Manufactured Home Communities, Inc., do hereby constitute and appoint Thomas P. Heneghan and Howard Walker and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 9th day of October, 1998.

NAME                         TITLE                             DATE
----                         -----                             ----
/s/Samuel Zell
------------------------
Samuel Zell                  Chairman of the Board             October 9, 1998


/s/Howard Walker
------------------------     Chief Executive Officer and
Howard Walker                President and Director            October 9, 1998


/s/Thomas P. Heneghan
------------------------     Executive Vice President and
Thomas P. Heneghan           Chief Financial Officer           October 9, 1998


/s/Judy A. Pultorak
------------------------
Judy A. Pultorak             Chief Accounting Officer          October 9, 1998


/s/Sheli Z. Rosenberg
------------------------
Sheli Z. Rosenberg           Director                          October 9, 1998


------------------------
David Helfand                Director

/s/Donald S. Chisholm
------------------------
Donald S. Chisholm           Director                          October 6, 1998

/s/Michael A. Torres
------------------------
Michael A. Torres            Director                          October 9, 1998

/s/Thomas E. Dobrowski
------------------------
Thomas E. Dobrowski          Director                          October 9, 1998

/s/Louis H. Masotti
------------------------
Louis H. Masotti             Director                          October 9, 1998

/s/Gary Waterman
------------------------
Gary Waterman                Director                          October 9, 1998

/s/John F. Podjasek, Jr.
------------------------
John F. Podjasek, Jr.        Director                          October 9, 1998

                                INDEX TO EXHIBITS

         3.1 Amended and Restated Articles of Incorporation of Manufactured Home Communities, Inc. (incorporated by reference to Exhibits
                  3.1 and 3.2 to the Registrant's Registration Statement on Form S-11 (File No. 33-55994)).

         3.2 Bylaws of Manufactured Home Communities, Inc. (incorporated by reference to Exhibit 3.3 to Registrant's Registration Statement on Form S-11 (File No. 33-55994)).

         5.1 Opinion of Rosenberg & Liebentritt, P.C. regarding the legality of the securities being registered.

         8.1 Opinion of Steptoe & Johnson LLP regarding certain tax matters.

         23.1     Consent of Rosenberg & Liebentritt, P.C. (included as part of
                  Exhibit 5.1)

         23.2     Consent of Steptoe & Johnson LLP (included as part of Exhibit
                  8.1)

         23.3     Consent of Ernst & Young LLP

         23.4     Consent of PricewaterhouseCoopers LLP

         24.1     Power of Attorney (included in signature page)
















                                     II - 6